For Immediate Release                                                 Exhibit 99
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PRESS RELEASE
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Date:    December 16, 1998
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Contact: Leigh J. Abrams
         President and Chief Executive Officer
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Phone:   (914) 428-9098    Fax:  (914) 428-4581
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                       DREW ACQUIRES THE REMAINING ASSETS
                            AND BUSINESS OF COIL CLIP

      White Plains, New York December 16, 1998... Drew Industries Incorporated (AMEX: DW) today announced that its wholly-owned subsidiary Lippert Components, Inc. acquired all the assets and business of Coil Clip, Inc. located in Boaz, Alabama. In May 1998, Lippert acquired the manufactured housing business of Coil Clip and entered into a supply agreement to purchase steel from Coil Clip. The current transaction encompasses the acquisition of Coil Clip's remaining assets and business for approximately $6.5 million comprised of a $500,000 note and cash of $6.0 million.

      Coil Clip will continue to supply steel parts for Lippert and for businesses outside the manufactured housing and RV industries, and will add approximately $10 million in sales to Drew's existing business. This acquisition should be immediately accretive to Drew's earnings per share. Coil Clip's former owner and management team will continue to operate Coil Clip and will report to Lippert management.

      "Since our agreement with Coil Clip earlier this year, our relationship with Coil Clip has been positive and beneficial, and this transaction is a natural extension of a very good business arrangement. We believe that this transaction will help keep our material costs low and maintain our competitive position within our industries. We anticipate that Coil Clip will enhance Drew's ability to provide its customers with quality products at reasonable prices," said Leigh J. Abrams, President and CEO of Drew.

      Drew, through its wholly-owned subsidiaries, Kinro, Lippert and Shoals, supplies a broad array of components for manufactured homes and recreational vehicles. Manufactured products include windows, doors, chassis, chassis parts, galvanized steel roofing and new and refurbished axles. The Company also distributes new and refurbished tires. Approximately 80 percent of the Company's sales are for manufactured homes, 16 percent are for recreational vehicles, and 4 percent for other industries. The Company operates 32 plants in 16 states.|^|

 For more information about Drew, check our website at WWW.DREWINDUSTRIES.COM.

This press release contains certain statements, including the Company's plans regarding its operating strategy, its products and performance and its views of industry prospects, which could be construed to be forward looking statements within the meaning of the Securities & Exchange Act of 1934. These statements reflect the Company's current views with respect to future plans, events and financial performance. The Company has identified certain risk factors which could cause actual plans and results to differ substantially from those included in the forward looking statements. These factors include pricing pressures due to competition, raw material costs (particularly aluminum, steel, vinyl and glass), inventory adjustments by retailers and interest rates. In addition, general economic conditions and adverse weather conditions may affect the retail sale of manufactured homes and RV's.